UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2020

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 302.734.6799

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value per share $0.4867	CPK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 with respect to the Credit Agreement is incorporated herein in its entirety.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

New Revolving Credit Facility

On September 30, 2020, Chesapeake Utilities Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with PNC Bank, National Association, as administrative agent, swing loan lender and issuing lender (“PNC”), and several other financial institutions (together with PNC, collectively, the “Lenders”), pursuant to which the Lenders have committed to provide the Company an unsecured $375,000,000 revolving credit facility for 364 days subject to the terms and conditions in the Credit Agreement (the “Revolver”). PNC Capital Markets LLC, BofA Securities, Inc. and Citizens Bank, N.A. acted as joint lead arrangers and joint bookrunners and Bank of America, N.A. and Citizens Bank, N.A. acted as co-syndication agents. Borrowings under the Revolver will be used for general corporate purposes including repayments of short-term borrowings, working capital requirements and capital expenditures. Participating Lenders include PNC, Bank of America, N.A., Citizens Bank N.A., Truist Bank, Royal Bank of Canada, City National Bank and Wells Fargo Bank, National Association.

Borrowings under the Revolver shall bear interest at (i) the LIBOR Rate (as defined in the Credit Agreement) plus an applicable margin of 1.25% or less, with such margin based on Total Indebtedness as a percentage of Total Capitalization both as defined in the Credit Agreement, (ii) the Base Rate (as defined in the Credit Agreement) plus 0.25% or less, or (iii) the Daily LIBOR Rate (as defined in the Credit Agreement) plus an applicable margin of 1.25% or less. Interest on LIBOR Rate loans shall be paid on the last day of the interest period selected by the Company and if such interest period is longer than 3 months, also on the 90th day of such period. Interest on Base Rate loans shall be paid on the first day of each calendar quarter. All accrued but unpaid interest due under the Revolver is payable on the earlier of any applicable specified maturity date or the expiration date of the Credit Agreement. The Revolver has a commitment fee of 0.225% or less per annum on the unused commitment, with such fee based on Total Indebtedness as a percentage of Total Capitalization both as defined in the Credit Agreement. The Company may request to extend the expiration date for up to two (2) additional 364 day periods on any anniversary date of the Revolver, with such extension subject to each Lender’s approval. The Company may also request Lenders to increase the Revolver by up to $100,000,000, with any increase at the sole discretion of each Lender.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants for agreements of this type, including, among others, covenants regarding the maintenance of a financial ratio, covenants relating to financial reporting, compliance with laws, payment of taxes, preservation of existence, books and records, maintenance of properties and insurance, limitations on liens and other encumbrances on property, limitations on the incurrence of indebtedness, restrictions on mergers and restrictions on sales of the Company’s or its subsidiaries’ assets, and limitations on changes in the nature of the Company’s business.

The Credit Agreement provides for customary events of default, including, among other things, in the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect in any material respect when made, failure to perform or observe covenants within a specified period of time, a cross-default to other Company indebtedness of a specified amount, the bankruptcy or insolvency of the Company, monetary judgment defaults of a specified amount, a change of control of the Company, and ERISA defaults resulting in liability for a specified amount. In the event of a default by the Company, PNC or the requisite number of Lenders may declare all amounts owed under the Credit Agreement and outstanding Letters of Credit immediately due and payable and terminate the Lenders’ commitments to make loans under the Credit Agreement. For defaults related to insolvency and receivership, the commitments of the Lenders will be automatically terminated and all outstanding loans and other amounts will become immediately due and payable. Under the terms of the Credit Agreement, a 2% interest penalty may apply to any outstanding amount not paid when due or that remains outstanding while an event of default exists.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended September 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

September 30, 2020	By:	/s/ Beth W. Cooper
	Name:	Beth W. Cooper
	Title:	Executive Vice President and Chief Financial Officer